Exhibit 1*

Japan Bank for International Cooperation

This description of Japan Bank for International Cooperation is dated September 7, 2021 and appears as Exhibit 1 to its Annual Report on Form 18-K filed with the U.S. Securities and Exchange Commission.

*

JBIC’s financial information as of and for the fiscal years ended March 31, 2020 and 2021 in Exhibit 1 has been derived from its financial statements prepared in accordance with accounting principles generally accepted in Japan (“Japanese GAAP”).

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF JAPAN BANK FOR INTERNATIONAL COOPERATION.

FURTHER INFORMATION

This document appears as an Exhibit to the Annual Report of Japan Bank for International Cooperation (“JBIC”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on Form 18-K. Additional information with respect to JBIC is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and other amendments may be inspected and copied at the public reference room maintained by the Commission at: 100F Street, N.E., Washington, D.C. 20549. Information regarding the operations of the public reference room can be obtained by calling the Commission at 1-800-SEC-0330 or, without charge, from JBIC by telephoning 813-5218-3304. Such Annual Report, exhibits and other amendments are also available through the Commission’s Internet website at http://www.sec.gov.

In this document, all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on [September] [•], 2021 as reported by the Bank of Japan at 5:00 p.m., Tokyo time, was ¥[•]= $1.00, and the noon buying rate on [September] [•], 2021 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was ¥[•]= $1.00.

Unless otherwise specified, references in this document to “$” are to U.S. dollars.

References in this document to fiscal years are to the 12-month periods commencing on April 1 of the year indicated.

References in this document to “JBIC” are to “Japan Bank for International Cooperation.”

References in this document to the “JBIC Group” are to JBIC and its subsidiaries. As of March 31, 2021, JBIC had two subsidiaries, JBIC IG Partners and Russia-Japan Investment Fund, L.P.

References in this document to “JBIC Operations” are to “Japan Bank for International Cooperation Operations.” References in this document to “JBIC Operations” (i) prior to April 1, 2012 are to the JBIC Operations as conducted by the Predecessor, (ii) on or after April 1, 2012 until March 31, 2017 are to the JBIC Operations as conducted by JBIC and (iii) on or after April 1, 2017 are to the JBIC Operations as conducted by the JBIC Group.

References in this document to the “Predecessor” are to “Japan Finance Corporation.”

Figures in tables included in this document may not add up to totals due to rounding.

Except where otherwise specified, financial information as of and for the fiscal years ended March 31, 2020 and 2021 is presented on a consolidated basis.

JBIC’s financial information as of and for the fiscal years ended March 31, 2020 and 2021 in this document has been derived from its financial statements prepared in accordance with accounting principles generally accepted in Japan (“Japanese GAAP”). Japanese GAAP differs from generally accepted accounting principles in other countries, such as the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”), or generally accepted accounting principles in the United States.

JAPAN BANK FOR INTERNATIONAL COOPERATION

Pursuant to the Japan Bank for International Cooperation Act (Act No. 39 of 2011), as amended (the “JBIC Act”), which was passed into law on April 28, 2011, on April 1, 2012 and subsequently amended on May 30, 2014 by Law No. 44 of 2014 and June 27, 2014 by Law No. 91 of 2014, the Predecessor spun off two of its operations: (i) the JBIC Operations and (ii) the Financial Operations for Facilitating Realignment of United States Forces in Japan (the “Financial Operations for Facilitating Realignment of United States Forces in Japan”). Effective the same date, the JBIC Operations and the Financial Operations for Facilitating Realignment of United States Forces in Japan were transferred out of the Predecessor to establish Japan Bank for International Cooperation (“JBIC”), a joint-stock corporation wholly owned by the Japanese government.

Pursuant to the JBIC Act, on April 1, 2012, all of the assets and liabilities relating to the JBIC Operations and the Financial Operations for Facilitating Realignment of United States Forces in Japan were assumed by JBIC. Upon the same date, with respect to bonds issued by the former Japan Bank for International Cooperation prior to the establishment of the Predecessor on October 1, 2008 and subsequently succeeded to by the Predecessor, JBIC and the Japan International Cooperation Agency, jointly and severally, assumed the obligations under such bonds. With respect to bonds issued by the Predecessor prior to the establishment of JBIC on April 1, 2012, the post-spin off the Predecessor and JBIC, jointly and severally, assumed the obligations under such bonds. The guarantee of the bonds by the Japanese government remains in effect under the same conditions and such bonds continue to rank senior in terms of payment to unsecured general obligations not represented by debt securities.

The Financial Operations for Facilitating Realignment of United States Forces in Japan were discontinued at the end of September 2012 based on the joint statement by the Japan-US Security Consultative Committee dated April 27, 2012. In accordance with Article 23 of the Special Measures Act, on November 30, 2012, the residual assets were paid to the national treasury, and the Financial Account Related to the Financial Operations for Facilitating Realignment of United States Forces in Japan was abolished.

As part of the Japanese government’s “Partnership for Quality Infrastructure” initiative in May 2015, the Act for Partial Amendment of the Japan Bank for International Cooperation Act (the “Act for Partial Amendment of the JBIC Act”) was enacted on May 11, 2016 to further support the overseas business expansion of Japanese companies by strengthening JBIC’s functions. Consequently, in October 2016, a new account for financing overseas infrastructure projects (“Special Operations”) was established separately from the account for JBIC’s existing operations (“Ordinary Operations”). In June 2017, together with Industrial Growth Platform, Inc., JBIC established its subsidiary, JBIC IG Partners, with the goal of providing support for foreign-directed investment funds.

JBIC Operations

Ordinary Operations

Pursuant to the JBIC Act, JBIC conducts the JBIC Operations to fulfill the following four missions in order to contribute to the sound development of Japan and the international economy and society: (a) promoting the overseas development and securement of resources which are important for Japan, (b) maintaining and improving the international competitiveness of Japanese industries, (c) promoting the overseas businesses having the purpose of preserving the global environment, such as preventing global warming, and (d) preventing disruptions to international financial order or taking appropriate measures with respect to damages caused by such disruption.

In order to execute the above missions, JBIC conducts the following seven principal operations by way of financing instruments such as loans, guarantees, acquisition and securitization of public/corporate bonds, assignment and securitization of loan assets and equity participations.

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Export Loans. For the purpose of promoting exports of Japanese plants and for the purpose of securing equally competitive conditions in terms of financing when Japanese exporters compete with other developed countries, export finance provides loans and guarantees of funds to importers and financial institutions to support exports of plants and technologies by Japanese companies mostly to developing countries. In particular, products such as power generation facilities, communication equipment, and marine vessels.

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Import Loans. For the purpose of securing a stable supply of resources for Japan, import finance provides loans and guarantees of funds to support imports of oil, LNG, iron ore, other rare minerals and other strategically important materials to Japan. Apart from natural resources, the guarantee facility supports imports of goods and services for which there are crucial domestic needs for the sound development of the Japanese economy, such as aircrafts.

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Overseas Investment Loans. For the purpose of promoting Japan’s overseas business activities, overseas investment finance provides loans and guarantees of long-term business funds to support foreign direct investments undertaken by Japanese companies, overseas Japanese affiliates and foreign governments or financial institutions that have equity participations in or provide loans to such overseas affiliates. The eligible purposes include local manufacturing, resource development and other business ventures.

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Untied Loans. Untied loans provide loans and guarantees of funds to support improvements in the overseas business environment or to stabilize their currencies to facilitate Japanese trade, investments and other overseas business activities by foreign governments and foreign government agencies. Untied loans also support projects that have a strong impact on preserving the environment.

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Bridge Loans. Bridge loans provide short-term financing for developing country governments facing balance-of-payments difficulties or other emergencies until international agencies can provide economic support funds.

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Equity Participations. Equity participations are equity investments in Japanese joint ventures conducting business overseas or overseas companies in which Japanese companies have invested for the purposes of a business tie-up, and equity investments in funds in which Japanese companies or international institutions participate.

•	Research and Studies. JBIC conducts research and studies to support its operations.

Special Operations

The JBIC Act (Act No. 39 of 2011), which regulates JBIC’s financial operations, was amended as of May 18, 2016 with the object, inter alia, of enhancing JBIC’s capacity to finance overseas infrastructure projects through the newly established “Special Operations.” The amendment came into force starting October 1, 2016 together with relevant implementing decrees. JBIC is thereafter required to maintain separate accounts for the Ordinary Operations and the Special Operations to ensure transparency of both operations. In line with the Japanese government’s initiative to promote development of quality infrastructure, the JBIC Group intends to leverage every tool at its disposal, including the Special Operations, to further mobilize the requisite funds to support private sector investment in infrastructure projects worldwide.

The Special Operations enable JBIC to finance overseas infrastructure projects with risks that JBIC is unable to assume under the Ordinary Operations. Under the Special Operations, JBIC considers projects that involve risks new to JBIC, to the extent that JBIC is in a good position to control or mitigate such risk throughout the tenor of the financing by way of close dialogue with the host-country government. As part of the due diligence for providing financing under the Special Operations, JBIC takes into account the credit policy of other financial institutions for comparable cases. JBIC also requires appropriate risk sharing among the parties involved and endeavors to mobilize adequate private funding to the relevant project.

Examples of projects under the Special Operations include finance for governments, government agencies or local governments with a risk profile that does not fall into the scope of the Ordinary Operations and finance for public-private partnerships with the principal cash-flow entailing the risk of fluctuations in demand.

Both the account for Ordinary Operations and the account for Special Operations are required to conduct sound and efficient operations based on the principle that expenditures should not exceed revenues (“sufficient revenues to cover expenditures”) according to the JBIC Act. The account for Ordinary Operations is additionally subject to the principle that repayment from the loans and the performance of the obligations under the guarantees should be ascertained (“certainty of repayment”).

Average Yield in the JBIC Operations

With respect to the account for Ordinary Operations, the average yield of loans made by JBIC was 1.66% as of March 31, 2021. With respect to the account for Special Operations, the average yield of loans made by JBIC was 5.29% as of March 31, 2021. The spread of each loan made by JBIC depends on the purpose of the loan, maturity date and the borrower.

As a general matter, JBIC currently makes loans at fixed or floating interest rates, based on the request of the borrower, regardless of the term of the loan.

Allowance for Loan Losses of the JBIC Operations

The JBIC Group provides an allowance for possible loan losses, pursuant to the relevant cabinet order and related regulations.

Allowance for loan losses is recognized in accordance with internally established standards.

The allowance for claims on debtors who are legally bankrupt (“bankrupt borrowers”) or substantially bankrupt (“substantially bankrupt borrowers”) is provided based on the outstanding balance after the write-offs described as below and the deductions of the amount expected to be collected through the disposal of collateral and the execution of guarantees. The allowance for claims on debtors who are not legally bankrupt but are likely to become bankrupt (“potentially bankrupt borrowers”) is provided based on an assessment of the overall solvency of the debtors after deducting the amount expected to be collected through the disposal of collateral and the execution of guarantees.

Of potentially bankrupt borrowers with restructured loans and others, (excluding foreign governments and other governmental entities) whose loan exceeds a threshold amount, if it is possible to reasonably estimate cash flows from the collection of principal and the receipt of interest, the allowance for claims on such debtors is provided based on an approach whereby the difference between the amount of cash flows discounted by the original contractual interest rates and the carrying amount of the claims is determined to be the allowance for loan losses (the “cash flow estimation approach”).

The allowance for claims on debtors other than bankrupt borrowers, substantially bankrupt borrowers and potentially bankrupt borrowers is provided primarily in consideration of the expected loss amount over the average remaining periods of loans, and the expected loss amount is calculated primarily based on the probability of default which is based on the actual bankruptcies during a certain period in the past. The allowance for possible losses on specific overseas loans is provided based on the expected loss amount taking into consideration the political and economic situations of these countries.

All claims are assessed initially by the operational departments and subsequently by risk evaluation departments based on internal rules for self-assessment of asset quality. The risk evaluation departments, which are independent from the operational departments, review these self-assessments, and the allowance is provided based on the results of the assessments.

With respect to claims with collateral or guarantees on debtors who are legally or substantially bankrupt, the residual book value of the claims, after deducting of the amount which is deemed collectible through the disposal of collateral or the execution of guarantees is written off. There were no accumulated write-offs as of March 31, 2021.

The spread of COVID-19 has had an adverse effect on the governments and economies of the countries and regions in which JBIC has made loans, as well as individual borrowers thereof. Whether a borrower is categorized as substantially or potentially bankrupt is determined in consideration of the information currently available to JBIC.

In 2021, the global economic growth rate is expected to recover to some extent, as compared to its significant decline in the previous year, according to global economic forecasts published by international organizations. Currently, the allowance for loan losses is provided based on the assumption that the level of the credit risk of outstanding loans and other investments will be the same as the historical level for the near future, and is calculated based on the items including the probability of default that is based on the actual number of bankruptcies during a certain period in the past.

As the future outlook is uncertain, the situation of COVID-19 or its economic impacts may differ significantly from the assumption above. In such a case, the allowance for loan losses may change going forward.

Recent Developments

Recent Public Health Developments

The COVID-19 outbreak and infection prevention measures have caused various restrictions on socio-economic activities and are currently having an adverse impact on the global economy, which is being supported by aggressive financial and monetary policies implemented by various countries. The severity and duration of the COVID-19 outbreak is difficult to predict. The Japanese economy recorded significant negative growth in real economic growth rate in the fiscal year 2020, and it is not expected to recover completely in the fiscal year 2021. In Japan, COVID-19 is continuing to spread, and it remains unclear when the outbreak will come under control. Central and local governments throughout Japan continue to impose a number of measures aimed at controlling the spread of COVID-19, including travel restrictions, health and safety guidelines for businesses deemed particularly susceptible to infections and social distancing measures. The significant disruption in economic activity as a result of the COVID-19 outbreak and the measures taken in response to the outbreak have had a significant negative impact on overall economic conditions in Japan. According to the Monthly Economic Report published by the Cabinet Office of Japan for July 2021, although there are signs that economic conditions in Japan are improving (such as an increase in business investment, increased corporate profits overall, steady movement in certain employment metrics such as job offers and signs of improving industrial production), economic conditions in Japan continue to be impacted by the negative effects from the COVID-19 outbreak and related countermeasures, including weak private consumption, especially in service spending, weakness in the corporate profits of non-manufacturers, the moderate pace of exports and flat consumer prices. Any increase in infections could adversely impact economic conditions, including as a result of countermeasures such as the declaration of another state of emergency or any additional restrictive measures being implemented by the central and local governments in the future. Further, although COVID-19 vaccines have now been approved for use in some countries, the timing and widespread availability of such vaccines is highly uncertain, and there is no guarantee such vaccines will be effective in containing the spread of the COVID-19 pandemic. Accordingly, the duration and extent of the economic impact of COVID-19 in Japan remain highly uncertain.

Response to COVID-19 and Establishment of Post-COVID-19 Growth Investment Facility

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Appropriate monitoring of existing projects and debtors. The increasing spread of respiratory disease, referred to as COVID-19, caused by a new strain of coronavirus (SARS-CoV-2), in the fourth quarter of the fiscal year ended March 31, 2020 caused changes in the economic environment and increased uncertainty, which in turn negatively affected debtors by worsening their economic situations, caused delays in projects and had other effects on JBIC’s operations. Taking into account the characteristics of JBIC’s loan portfolio, JBIC will appropriately monitor the business situation and its forecast of its ability to collect on its loans, including by using its credit concentration management and predictive management frameworks.

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Supporting overseas activities of Japanese companies based on Japanese government economic policy. On January 30, 2020, JBIC established its Growth Investment Facility, which was announced as part of the “Comprehensive Economic Measures to Create a Future with Security and Growth” approved by the cabinet on December 5, 2019. The Growth Investment Facility comprises two windows: (1) the Facility Window for the Development of Quality Infrastructure for Environmental Preservation and Sustainable Growth (“QI-ESG Window”) and (2) the Facility Window for Supporting Japanese Companies’ Overseas Business Expansion (“Overseas Business Expansion Window”). The Growth Investment Facility expands JBIC’s Global Facility to Promote Quality Infrastructure Investment for Environmental Preservation and Sustainable Growth (“QI-ESG”), which was launched in July 2018, to provide Japanese companies with support relating to overseas mergers and acquisitions as well as support for overseas expansion relating to restructuring of global value chains and the development of high-quality infrastructure. On April 30, 2020, as part of the emergency economic measures in response to the COVID-19 outbreak announced by the Prime Minister of Japan on April 20, 2020, JBIC expanded the operations of its Growth Investment Facility to permit financing to Japanese companies for eligible projects and investments in cases where the ability to obtain financing was affected by COVID-19 or where the project or investment is related to the prevention of COVID-19 or strengthening the response to infectious diseases in general including COVID-19.

JBIC discontinued the Overseas Business Expansion Window and the QI-ESG Window on January 28, 2021, in connection with the establishment of JBIC’s Post-Covid-19 Growth Facility on January 29, 2021, which was announced as part of the “Comprehensive Economic Measures to Secure People’s Lives and Livelihoods toward Relief and Hope” approved by the cabinet on December 8, 2020. The Post-COVID-19 Growth Facility comprises two windows: (1) the Facility Window for Promoting Overseas Business Activities toward a Decarbonized Society (the “Decarbonization Promotion Window”) and (2) the Facility Window for Enhancing Supply Chain Resilience (the “Supply Chain Resilience Enhancement Window”), and is intended to support Japanese companies in: (i) the overseas expansion of high-quality infrastructure and overseas business activities toward a decarbonized society and (ii) the enhancement of supply chain resilience. Eligible projects and investments under the Decarbonization Promotion Window include those that are expected to reduce greenhouse gases or contribute to preserving the global environment, such as those related to renewable energy, energy savings, green mobility solutions (such as a modal shift in transportation and electric vehicles), air pollution prevention, water supply, water pollution prevention and waste disposal. Overseas investment loans and import loans in connection with energy and natural resources finance, for projects relating to non-fossil energy sources, are also covered. The Supply Chain Resilience Enhancement Window focuses on projects to provide funding for Japanese companies starting or expanding overseas business, or improving the efficiency of overseas businesses, including through investments or other business tie-ups with certain foreign companies, as well as on energy and natural resources finance and financing activities for maintaining and improving the international competitiveness of Japanese industry. Under this financing facility, the deadline for signing a financing agreement is June 30, 2022.

In addition, loans and guarantees (overseas investment loans) for business in developed countries undertaken by Japanese companies, including mid-tier enterprises and small and medium-sized enterprises, have been provisionally offered until June 30, 2021; however, the expiration date is extended until June 30, 2022 in accordance with the public notice issued by the Ministry of Finance on January 29, 2021.

On June 17, 2021, JBIC extended the expiration date of the Emergency Window for Overcoming the COVID-19 Crisis (“COVID-19 Emergency Window”) under the Growth Investment Facility until December 31, 2021 in order to continue to provide financial support to the overseas business of Japanese companies affected by the COVID-19 pandemic.

In addition, loans to domestic Japanese companies for their overseas business (overseas investment loans) have been provisionally offered until June 30, 2021; however, its expiration date is extended until December 31, 2021 in accordance with the public notice issued by the Ministry of Finance on June 17, 2021.

Bond Issuances

On May 22, 2020, JBIC issued $2.0 billion of 0.625% government-guaranteed bonds due May 22, 2023. On July 15, 2020, JBIC issued $2.5 billion of 0.625% government-guaranteed bonds due July 15, 2025. On September 17, 2020, JBIC issued $1.5 billion of 0.375% government-guaranteed bonds due September 15, 2023. On January 21, 2021, JBIC issued $1.5 billion of 1.250% government-guaranteed bonds due January 21, 2031. On February 9, 2021, JBIC issued £250 million of 0.375% government-guaranteed bonds due July 22, 2026. On April 15, 2021, JBIC issued $1.0 billion of 0.500% government-guaranteed bonds due April 15, 2024 and $3.0 billion of 1.875% government-guaranteed bonds due April 15, 2031. The bonds have been admitted to the official list of the Luxembourg Stock Exchange and are traded on the Luxembourg Stock Exchange’s Euro MTF Market.

Common Stock Issuance

On March 23, 2021, JBIC issued new shares of its common stock to the Japanese government for an aggregate issue price of ¥80.0 billion. The proceeds from the issuance will be used for strengthening JBIC’s financial foundation in order to support Japanese companies’ overseas business expansion including in the field of infrastructure.

Medium-term Business Plan

On June 29, 2021, JBIC announced its fourth medium-term business plan, titled the “JBIC Fourth Medium-term Business Plan (FY2021 – FY2023)”, which runs through the fiscal year ending March 31, 2024.

In the fiscal year ended March 31, 2021, economic activities faced an unprecedented degree of restrictions due to the COVID-19 pandemic. Amidst expectations of strong recovery of the global economy after such a year, the international community is confronted by common challenges: (1) exploring a way toward sustainable growth and development that achieves a balance between the economy, society and the environment; (2) accelerating the energy transition toward the realization of a decarbonized society; and (3) responding to industrial and social transformation due to advancement in digitization. Taking these challenges into consideration, JBIC has set out the following objectives, from the perspective of policy-based finance. These objectives have been incorporated as action plans into the fourth medium-term business plan.

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With a view to achieving the Sustainable Development Goals (the “SDGs”) and realizing a decarbonized society, address global issues such as the formation of ecosystems that deploy decarbonized innovation created by Japanese companies, and effective energy transformation in the host country and resolution of social issues.

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Offer proactive support for the overseas businesses of Japanese companies that are developing new global alliances with a view to realizing digital transformation and are reviewing and optimizing global supply chains.

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While keeping in mind the needs of the host country and awareness of international cooperation, promote strategic initiatives to promote investment in quality infrastructure that gives consideration to openness, transparency, economic viability, and debt sustainability.

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Exert the risk-assuming function, as well as policy-based finance functions that address the damage caused by the prolonged COVID-19 pandemic, create post-COVID new business opportunities overseas and facilitate mobilization of private capital.

JBIC’s corporate philosophy is: “Positioned at the crossroads of global business opportunities, JBIC is opening new venues to the future for the Japanese and global economy.” Under this philosophy, JBIC has established the medium- to long-term vision (which defines what JBIC wishes to become over the next ten years) to serve as a “navigator” to build a brighter future with Japanese power in an uncharted global situation. Based on this vision, the fourth medium-term Business Plan sets out six key focus areas based on the theme “navigator in an era of transformation,” in the context of objectives such as the realization of the SDGs and a decarbonized society, and the irreversible advancements in energy transformation and digital transformation. Seventeen action plans have been positioned under these six key focus areas, as described below.

•	Key Focus Areas and Action Plans

•	Business areas

•	Key Focus Area 1: Address global issues toward realizing sustainable development for the global economy and society.

•	Action Plan (1): Respond to energy transformation toward the realization of a decarbonized society.

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Green Finance. To contribute toward the creation of a new ecosystem, with a view to reducing greenhouse gases worldwide and realizing decarbonization in Japan, support efforts to reduce greenhouse gases and popularize green innovation by financing projects in fields such as renewable energy and energy savings, smart energy (power storage technology, etc.), green mobility, smart cities, and promotion of the production, transportation, and utilization of hydrogen.

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Transition Finance. While working to engage host countries to make the shift toward sustainable energy, provide support for initiatives toward global energy transition by financing projects in areas such as energy conversion, CCUS/carbon recycling, ammonia and hydrogen co-combustion, in order to contribute toward expanding businesses that help to reduce environmental burden.

•	Action Plan (2): Support projects that contribute toward resolving social issues.

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Social impact finance. To contribute toward efforts aimed at resolving social issues in host countries and realize sustainable growth, such as efforts to improve health, welfare and hygiene, create employment, and develop sustainable cities and living spaces, provide support for projects that assist resolving social issues in the host countries. These include the development and enhancement of the medical care environment (infectious disease countermeasures, hospital and medical equipment), access to basic infrastructure (water and sewage services, rural electrification and distributed power systems, information communications), development of the living environment (urban development and disaster prevention, public transport), improvement in the hygiene environment (waste disposal, reuse and recycling, countermeasures for marine plastic waste), and food safety and sustainable food systems (food value chains).

•	Key Focus Area 2: Support the strengthening of the international competitiveness of Japan’s industries in the era of industrial and social transformation.

•	Action Plan (1): Address the strengthening of resilience and rebuilding of international supply chains.

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To contribute toward efforts aimed at the restructuring of global supply chains by Japanese companies and the building of local supply chains in order to cultivate new markets, support Japanese companies to rebuild and strengthen the resilience of global supply chains. These efforts include new capital investment overseas by Japanese companies (investments related to the relocation, establishment, and expansion of business bases), and infrastructure development for local supporting industries and industrial cluster overseas.

•	Action Plan (2): Support M&A and technology acquisition by Japanese companies toward digital transformation, etc.

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To cope with the rapid progress of digital transformation, and to support initiatives by Japanese companies to rebuild their business models as well as develop and acquire state-of-the-art technology, provide support to strengthen the international competitiveness of Japanese companies during the period of digital transformation by financing efforts for the acquisition of advanced technologies and knowhow from overseas, including digital technology.

•	Key Focus Area 3: Propel strategic initiatives to promote quality infrastructure projects overseas.

•	Action Plan (1): Support participation in overseas infrastructure projects that harness the strengths of Japanese companies.

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To secure debt sustainability in host countries and economic viability that reflects the life cycle costs of a project, and to contribute toward the promotion of quality infrastructure overseas that takes environmental and social impact into consideration, provide support for the quality infrastructure projects overseas through means such as the utilization of core technologies by Japanese companies and continued involvement in O&M.

•	Action Plan (2): Promote multilateral cooperation and cooperation with multilateral financial institutions, etc.

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To meet global infrastructure needs through coordination and cooperation with diverse funding sources, promote initiatives toward deal-sourcing and structuring of projects through multilateral cooperation, including Japan-U.S.-Australia-India cooperation, and coordination with multilateral financial institutions, etc.

•	Key Focus Area 4: Execute policy-based finance functions that are adapted to changes in the economic situation.

•	Action Plan (1): Respond swiftly to overseas businesses that have been impacted by the COVID-19 pandemic.

•	Implement emergency measures steadily (financing based on the Emergency Window).

•	Respond flexibly to changes in the global financial environment (including appropriate credit management).

•	Action Plan (2): Undertake strategic initiatives for countries/regions of great importance from the policy perspective.

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Undertake strategic initiatives toward the formation of loan, equity participation, and guarantee projects in countries and regions of great importance from policy perspectives (including enhancing support for projects in Africa and initiatives based on multilateral cooperation).

•	Action Plan (3): Execute business steadily as a policy-based financial institution, including support for mid-tier enterprises and small and medium-sized enterprises.

•	Implement policy-based finance steadily, including securing important resources and supporting overseas expansion by Japanese industries.

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Support overseas expansion by small and medium-sized enterprises through efforts such as strengthening cooperation with private financial institutions, including regional financial institutions, and knowledge sharing.

•	Action Plan (4): Strengthen the risk-assuming functions as a policy-based financial institution.

•	Strengthen the risk-assuming function through means such as the utilization of special operations, and diversify financing products by utilizing local currency-denominated financing, etc.

•	Strengthen external presence and negotiation leverage as a policy-based financial institution.

•	Action Plan (5): Further promote the mobilization of private capital.

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Actively promote the mobilization of private capital, including private investment and financing by private financial institutions, through our loan, equity participation, and guarantee operations and the securitization of loan assets.

•	Organizational areas

•	Key Focus Area 5: Develop a business structure that can adapt to changes in the external environment.

•	Action Plan (1): Develop a business structure that is adapted to changes in the business environment and customer needs.

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Develop a business process and structure that takes the external environment into consideration, such as changes in the business environment and customer needs, response to SDGs and climate change issues, and global trends related to ESG investments.

•	Action Plan (2): Respond appropriately to interest rate benchmark reforms.

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Respond appropriately to interest rate benchmark reforms (LIBOR cessation), including the smooth transition to an alternative interest rate benchmark in loans, equity participation, and guarantee operation, and system modification and the review of credit analysis processes.

•	Action Plan (3): Conduct appropriate and efficient analysis and credit management during and after the COVID-19 pandemic.

•	Conduct appropriate and efficient credit analysis and credit management under the constraints of a remote work environment.

•	Adjust risk-management framework to changes in the international situation and social environment, such as the prolonged COVID-19 pandemic and interest rate benchmark reforms.

•	Key Focus Area 6: Manage the organization efficiently in order to respond to the “new normal.”

•	Action Plan (1): Digitalize a working environment that can adapt to the “new normal.”

•	Agilely review, improve, and digitize work processes, and utilize RPA.

•	Strengthen functions toward improving user experience for information systems, in anticipation of the normalization of remote work, and secure stability and safety of information systems.

•	Action Plan (2): Promote human resource development and work style reforms that can maximize performance and draw out vitality of diverse employees.

•	Foster an organizational culture that harnesses the diversity of employees as a source of vitality, and support autonomous career development and capacity development.

•	Undertake initiatives toward improving the working environment to enable employees to continue working with vitality.

•	Action Plan (3): Strengthen the effectiveness of the compliance system.

•	Develop a compliance system that strikes a balance between effectiveness and efficiency.

OPERATING RESULTS FOR THE FISCAL YEARS ENDED MARCH 31, 2020 AND 2021

Overall Operations

Set forth below are the operating results of the JBIC Group for the fiscal year ended March 31, 2021:

Year ended March 31,
2021
(In millions of yen)
Ordinary Income	¥284,742
Ordinary Profit	44,372
Net Income Attributable to Owner of Parent	44,290
Total Assets	16,873,323
Loans and Bills Discounted	13,556,815
Customers’ Liabilities for Acceptances and Guarantees	1,835,123

During the fiscal year ended March 31, 2021, the JBIC Group’s operations consisted solely of Ordinary Operations and Special Operations. As Ordinary Operations represent the JBIC Group’s primary business, the JBIC Group’s operating results were substantially determined by the operating results of its Ordinary Operations, as further described in “Each Operation.”

The ordinary income for the fiscal year ended March 31, 2021 totaled ¥284,742 million, of which interest income amounted to ¥234,073 million.

The ordinary expenses for the fiscal year ended March 31, 2021 totaled ¥240,369 million. Interest expense, which amounted to ¥150,276 million and reflected interest expense for its borrowings and outstanding debt securities, accounted for the majority of these expenses.

For the fiscal year ended March 31, 2021, the JBIC Group recorded ordinary profit of ¥44,372 million and net income attributable to owner of parent of ¥44,290 million, and JBIC’s commitments, including guarantee, were ¥2,599 billion.

Set forth below are the operating results of the JBIC Group for the fiscal year ended March 31, 2020:

Year ended March 31,
2020
(In millions of yen)
Ordinary Income	¥485,856
Ordinary Profit	116,784
Net Income Attributable to Owner of Parent	116,740
Total Assets	17,337,510
Loans and Bills Discounted	13,133,980
Customers’ Liabilities for Acceptances and Guarantees	2,118,383

During the fiscal year ended March 31, 2020, the JBIC Group’s operations consisted solely of Ordinary Operations and Special Operations. As Ordinary Operations represented the JBIC Group’s primary business, the JBIC Group’s operating results were substantially determined by the operating results of its Ordinary Operations.

The ordinary income for the fiscal year ended March 31, 2020 totaled ¥485,856 million, of which interest income amounted to ¥417,832 million.

The ordinary expenses for the fiscal year ended March 31, 2020 totaled ¥369,071 million. Interest expense, which amounted to ¥329,800 million and reflected interest expense for its borrowings, outstanding debt securities and interest swaps, accounted for the majority of these expenses.

For the fiscal year ended March 31, 2020, the JBIC Group recorded ordinary profit of ¥116,784 million and net income attributable to owner of parent of ¥116,740 million, and JBIC’s commitments, including guarantee, were ¥1,679 billion.

Each Operation

Set forth below are the operating results of each operation of the JBIC Group for the fiscal year ended March 31, 2021:

	Year ended March 31, 2021
	Ordinary Operations	Special Operations	Eliminations	Total
	(In millions of yen)
Ordinary Income	¥283,831	¥1,373	¥(462)	¥284,742
Ordinary Profit (Loss)	43,884	487	—	44,372
Net Income (Loss) Attributable to Owner of Parent	43,802	487	—	44,290
Total Assets	16,564,590	308,754	(21)	16,873,323
Loans and Bills Discounted	13,525,185	31,629	—	13,556,815
Customers’ Liabilities for Acceptances and Guarantees(a)	1,835,123	—	—	1,835,123

(a)	This is the amount of guarantee liabilities recorded in the JBIC Group’s balance sheet.

The ordinary income from Ordinary Operations for the fiscal year ended March 31, 2021 totaled ¥283,831 million, of which ¥233,145 million consisted of interest income. Ordinary expenses of Ordinary Operations for the fiscal year ended March 31, 2021 totaled ¥239,947 million, of which ¥150,276 million consisted of interest expense. As a result, for the fiscal year ended March 31, 2021, the Ordinary Operations recorded ordinary profit of ¥43,884 million and net income attributable to owner of parent of ¥43,802 million.

In the Ordinary Operations, JBIC supported overseas development and the acquisition of important resources for Japan, including through loans to provide necessary long-term finance for the development of the Golfinho/Atum gas field and production of LNG in Mozambique. JBIC supported Japanese companies, in order to improve the international competitiveness of Japanese industry, in connection with infrastructure and other projects, including through loans for the development of a waste-to-energy plant in the United Arab Emirates as well as loans for the development of a natural gas-fired combined cycle power plant in Meghnaghat, Bangladesh. In addition, in the context of overseas M&A support, JBIC provided loans to a Japanese company for acquiring a Swiss company’s power grid business. In the context of supporting enhancement of supply chain resilience, JBIC supported the manufacturing and sales businesses of suppliers and dealers of Japanese automobile manufacturers in India through loans provided by State Bank of India. In the context of supporting mid-tier enterprises and small and medium-sized enterprises, JBIC provided proactive support in ASEAN countries, China and Mexico, respectively, utilizing local currency loans. JBIC also supported overseas business that aim at preserving the global environment by utilizing its Growth Investment Facility’s QI-ESG Window and further enhanced the Post-COVID-19 Growth Facility’s Decarbonization Promotion Window, including through a loan agreement for a credit line for environment-related projects with Banco Nacional de Comercio Exterior in Mexico.

The ordinary income from Special Operations for the fiscal year ended March 31, 2021 totaled ¥1,373 million, of which ¥1,360 million consisted of interest income. Ordinary expenses of Special Operations for the fiscal year ended March 31, 2021 totaled ¥885 million, of which ¥432 million consisted of interest expense. As a result, for the fiscal year ended March 31, 2021, the Special Operations recorded ordinary profit of ¥487 million and net profit attributable to owner of parent of ¥487 million.

In the Special Operations, JBIC supported projects which contribute to the realization of a carbon-free society, including through investment in a company providing services to adjust electric power supply with next-generation batteries in Ireland, and through equity participation in a hydrogen station project in California. In addition, JBIC provided a loan to a project regarding laying submarine cable-related equipment in Palau, under a partnership among Japan, the U.S. and Australia.

For prior year data for Ordinary Operations and Special Operations, see the overall operating results for the fiscal year ended March 31, 2020 provided under “Overall Operations.”

BUSINESS

Missions

Pursuant to the JBIC Act, JBIC conducts the JBIC Operations to fulfill the following four missions in order to contribute to the sound development of Japan and the international economy and society: (a) promoting the overseas development and securement of resources which are important for Japan, (b) maintaining and improving the international competitiveness of Japanese industries, (c) promoting the overseas businesses having the purpose of preserving the global environment, such as preventing global warming, and (d) preventing disruptions to international financial order or taking appropriate measures with respect to damages caused by such disruption.

Government Control and Supervision

Under the JBIC Act, JBIC’s shares are wholly owned by the Japanese government, and JBIC is under the Japanese government’s control. JBIC’s operations, including appointment of directors, business plans and issuance of new debt securities, are supervised by the Minister of Finance. JBIC’s budgets are subject to approval of the Japanese Diet, and the annual financial statements of JBIC are required to be submitted to the Diet.

Overview of JBIC’s Operations

The Act for Partial Amendment of the JBIC Act was approved and enacted at the 190th ordinary session of the diet on May 11, 2016. Consequently, a new “Special Operations” account was established in October 2016 from which JBIC can provide enhanced financing support for overseas infrastructure projects and activities for this account are accounted for separately from those of the Ordinary Operations account.

Both the account for Ordinary Operations and the account for Special Operations are required to conduct sound and efficient operations based on the principle that expenditures should not exceed revenues (“sufficient revenues to cover expenditures”) according to the JBIC Act. The account for Ordinary Operations is additionally subject to the principle that repayment from the loans and the performance of the obligations under the guarantees should be ascertained (“certainty of repayment”).

JBIC Operations

Outstanding Credit in the JBIC Operations

Due to the relative importance of JBIC’s credit commitments to the JBIC Group, as compared with those of its consolidated subsidiaries, the following is presented on a non-consolidated basis.

JBIC’s total credit commitments for the year ended March 31, 2021 amounted to ¥2,274 billion, and the outstanding balance as of March 31, 2021 was ¥13,906 billion, each on a non-consolidated basis.

The following table sets forth, as of the dates indicated, the total amount of credit outstanding provided by JBIC on a non-consolidated basis, by type and geographical distribution in accordance with JBIC’s system of classification:

Credit Outstanding by Type and Geographical Distribution of the JBIC Operations (Non-consolidated)

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2020		2021
	(In millions of yen except for the percentage)		(In millions of yen except for the percentage)
EXPORT LOANS
Asia	¥599,282	4.4%	¥618,103	4.4%
The Pacific	974	0.0%	895	0.0%
Europe	171,074	1.3%	119,699	0.9%
The Middle East	196,821	1.5%	198,067	1.4%
Africa	149,405	1.1%	148,994	1.1%
North America	—	—	—	—
Latin America	59,503	0.4%	57,985	0.4%
International Organizations, etc.	1,798	0.0%	1,200	0.0%

Total	¥1,178,857	8.7%	¥1,144,943	8.2%

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2020		2021
	(In millions of yen except for the percentage)		(In millions of yen except for the percentage)
IMPORT LOANS
Asia	¥6,348	0.0%	¥—	—
The Pacific	33,364	0.2%	27,852	0.2%
Europe	1,075	0.0%	—	—
The Middle East	212,590	1.6%	107,942	0.8%
Africa	—	—	—	—
North America	—	—	—	—
Latin America	9,923	0.1%	6,326	0.0%
International Organizations, etc.	50,505	0.4%	27,138	0.2%

Total	¥313,805	2.3%	¥169,259	1.2%

OVERSEAS INVESTMENT LOANS
Asia	¥2,002,516	14.8%	¥2,153,616	15.5%
The Pacific	1,423,094	10.5%	1,292,450	9.3%
Europe	2,200,953	16.3%	2,708,912	19.5%
The Middle East	1,292,954	9.6%	1,321,210	9.5%
Africa	337,257	2.5%	365,188	2.6%
North America	2,439,606	18.0%	2,456,147	17.7%
Latin America	1,713,635	12.7%	1,680,765	12.1%
International Organizations, etc.	6,172	0.0%	5,775	0.0%

Total	¥11,416,188	84.3%	¥11,984,062	86.2%

UNTIED LOANS
Asia	¥105,455	0.8%	¥157,424	1.1%
The Pacific	—	—	—	—
Europe	570	0.0%	376	0.0%
The Middle East	56,306	0.4%	20,141	0.1%
Africa	5,012	0.0%	2,721	0.0%
North America	—	—	—	—
Latin America	119,660	0.9%	115,642	0.8%
International Organizations, etc.	11,633	0.1%	7,147	0.1%

Total	¥298,637	2.2%	¥303,450	2.2%

GOVERNMENTAL LOANS
Asia	¥13,795	0.1%	¥13,795	0.1%
The Pacific	—	—	—	—
Europe	1,928	0.0%	1,903	0.0%
The Middle East	8,934	0.1%	7,817	0.1%
Africa	—	—	—	—
North America	—	—	—	—
Latin America	41	0.0%	16	0.0%
International Organizations, etc.	—	—	—	—

Total	¥24,697	0.2%	¥23,531	0.2%

EQUITY INVESTMENTS
Asia	¥24,773	0.2%	¥25,279	0.2%
The Pacific	29,711	0.2%	30,224	0.2%
Europe	54,176	0.4%	41,706	0.3%
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	26,872	0.2%	32,545	0.2%
Latin America	2,027	0.0%	2,159	0.0%
International Organizations, etc.	167,267	1.2%	149,387	1.1%

Total	304,824	2.3%	281,300	2.0%

Total credit outstanding	¥13,537,009	100.0%	¥13,906,545	100.0%

The following table sets forth, for the periods indicated, the total credit commitments made by JBIC on a non-consolidated basis, by type and geographical distribution in accordance with JBIC’s system of classification.

Credit Commitments by Type and Geographical Distribution of the JBIC Operations (Non-consolidated)

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2020		2021
	(In millions of yen except for the percentage)		(In millions of yen except for the percentage)
EXPORT LOANS
Asia	¥184,399	11.5%	¥682	0.0%
The Pacific	—	—	414	0.0%
Europe	1,115	0.1%	—	—
The Middle East	3,500	0.2%	—	—
Africa	—	—	—	—
North America	—	—	—	—
Latin America	—	—	—	—
International Organizations, etc.	—	—	—	—

Total	¥189,014	11.8%	¥1,096	0.0%

IMPORT LOANS
Asia	¥—	—	¥—	—
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	—	—	—	—
Latin America	—	—	50,640	2.2%
International Organizations, etc.	—	—	—	—

Total	¥—	—	¥50,640	2.2%

OVERSEAS INVESTMENT LOANS
Asia	¥581,453	36.3%	¥228,386	10.0%
The Pacific	2,500	0.2%	55,656	2.4%
Europe	402,035	25.1%	539,543	23.7%
The Middle East	72,912	4.5%	197,344	8.7%
Africa	5,310	0.3%	388,303	17.1%
North America	130,953	8.2%	445,054	19.6%
Latin America	187,022	11.7%	169,830	7.5%
International Organizations, etc.	—	—	—	—

Total	¥1,382,186	86.2%	¥2,024,116	89.0%

UNTIED LOANS
Asia	¥10,957	0.7%	¥156,780	6.9%
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	—	—	10,761	0.5%
Africa	—	—	—	—
North America	—	—	—	—
Latin America	—	—	11,529	0.5%
International Organizations, etc.	11,091	0.7%	4,748	0.2%

Total	¥22,048	1.4%	¥183,818	8.1%

GOVERNMENTAL LOANS
Asia	¥—	—	¥—	—
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	—	—	—	—
Latin America	—	—	—	—
International Organizations, etc.	—	—	—	—

Total	¥—	—	¥—	—

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2020		2021
	(In millions of yen except for the percentage)		(In millions of yen except for the percentage)
EQUITY INVESTMENTS
Asia	¥4,296	0.3%	¥—	—
The Pacific	—	—	12,094	0.5%
Europe	—	—	470	0.0%
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	—	—	2,479	0.1%
Latin America	—	—	—	—
International Organizations, etc.	5,356	0.3%	—	—

Total	9,652	0.6%	15,043	0.7%

Total credit commitments	¥1,602,900	100.0%	¥2,274,713	100.0%

Loan and Guarantee Terms of the JBIC Operations

The JBIC Act provides that JBIC’s interest rates and guarantee charges shall be determined in light of the interest rates and commissions charged for guarantees by private banks on a basis such that the revenues of the JBIC Operations will cover its expenditures and losses. In addition, JBIC may not compete with private financial institutions in extending loans and guarantees, and may extend loans and guarantees only if financing by private financial institutions on ordinary terms is deemed difficult. JBIC carefully investigates the financial position of each prospective borrower and the technical and financial aspects of the project to be financed, and with respect to the Ordinary Operations, a loan or guarantee is extended only if there is reasonable assurance of repayment.

JBIC itself determines the interest rates, maturities, loan participation percentages, security and other terms on which it lends its funds or extends its guarantees. The interest rate to be applied to each loan is set by the board of directors of JBIC, taking into consideration JBIC’s funding cost and the rate for borrowers of the highest credit standing from private banks extending long-term loans.

Most of the JBIC Operations involve the financing of projects in cooperation with private financial institutions. Loans extended to domestic borrowers are usually secured by a bank guarantee, a mortgage or other collateral, or supported by a covenant requiring the borrower to provide security to JBIC at its request. Overseas direct loans, which are usually extended to banks, governmental institutions in foreign countries or private companies with Japanese capital, are generally secured by guarantees issued by the foreign government or the foreign governmental financial institution, by securities issued by Japanese domestic companies, or by cash flow and other assets of the borrower taken as security by JBIC.

In addition to the loan terms provided in the JBIC Act, JBIC’s terms and conditions for export loans are determined in accordance with the OECD’s Arrangement on Officially Supported Export Credits, commonly referred to as the “Arrangement”. The Arrangement, which was established to encourage competition among exporters based on quality and prices of goods and services exported rather than on the most favorable officially supported export credits, stipulates limitations on financing terms and conditions including minimum interest rates, maximum credit terms and minimum down payments for officially supported medium- and long-term export credits.

The following table sets forth information concerning the balances of the JBIC Group’s outstanding loans as of March 31, 2020 and 2021.

Loan Balances of the JBIC Operations by Remainder of Term(a)

	As of March 31, 2020		As of March 31, 2021
	(In billions of yen except for the percentage)		(In billions of yen except for the percentage)
One year or less	¥1,604	12.4%	¥1,310	9.8%
More than 1 to 2 years	1,316	10.2%	1,495	11.2%
More than 2 years to 3 years	1,454	11.2%	1,382	10.4%
More than 3 years to 4 years	1,166	9.0%	1,363	10.2%
More than 4 years to 5 years	1,295	10.0%	2,026	15.2%
More than 5 years to 6 years	1,485	11.5%	1,138	8.5%
More than 6 years to 7 years	899	6.9%	1,035	7.8%
More than 7 years to 8 years	870	6.7%	759	5.7%
More than 8 years to 9 years	602	4.7%	821	6.2%
More than 9 years to 10 years	704	5.4%	586	4.4%
More than 10 years	1,548	12.0%	1,420	10.6%

Total	¥12,948	100.0%	¥13,341	100.0%

(a)

The amounts do not include principal that is overdue and unpaid, and principal that may possibly be waived according to the “Changes in Debt Relief Method” announced by Government of Japan in December 2002.

Allowance for Loan Losses of the JBIC Operations

The JBIC Group provides an allowance for possible loan losses, pursuant to the relevant cabinet order and related regulations. Allowance for loan losses as of March 31, 2021 amounted to ¥339,841 million.

In cases where borrowers indicate that they may be unable to meet payments on their loans, the JBIC Group may revise the terms of repayment. In the case of direct loans to foreign governments, the international system provides several mechanisms and institutions through which countries facing repayment difficulties can effect remedial measures in agreement with their creditors (Paris Club rescheduling). Therefore, rescheduled principal and interest payments may have to be accepted in order to facilitate the collectability of some loans or portions of loans. Should a default occur in the payment of principal or interest (whether by reason of a failure to agree on modified loan terms or otherwise), the JBIC Group considers the related loan to be in arrears immediately to the extent of the defaulted amount.

The JBIC Group’s allowance for possible loan losses has a significant effect on the JBIC Group’s business results. The JBIC Group believes that the estimates and the assumptions used for estimating liabilities are reasonable and the allowance for possible loan losses is appropriately calculated. However, the estimation of liabilities involves uncertainties that are uncontrollable by management, and the JBIC Group’s estimation of liabilities may change due to unexpected changes in the underlying assumptions.

Sources of Funds of the JBIC Operations

The following table sets forth information concerning the sources of funds for the JBIC Operations during the fiscal year ended March 31, 2021.

Sources of Funds of the JBIC Operations

Year ended March 31,
2021
(In billions of yen)
Borrowings from the Government Fund for Fiscal Investment and Loan Program(a)	¥14
Borrowings from the Foreign Exchange Fund Special Account(b)	2,051
Borrowings in Foreign Currency from Financial Institutions(a)	—
Bonds and Notes with the Government Guarantee(b)	833
Bonds and Notes without the Government Guarantee	—

(a)	Long-term borrowings.
(b)

The amount of borrowings from the Foreign Exchange Fund Special Account is calculated based on the exchange rate at the end of the month immediately preceding the date on which the borrowings were incurred. The amount of Bonds and Notes with the Government Guarantee is calculated based on the exchange rate at the end of the month immediately preceding the date of issuance of the bonds and notes.

JBIC raises funds for its JBIC Operations through borrowings from the Government of Japan and issuances of Japanese Government-guaranteed bonds and notes in international markets. In the fiscal year ended March 31, 2020, JBIC issued bonds with a guarantee from the Government of Japan in the aggregate amount of $7.75 billion, and did not issue any bonds without a guarantee from the Government of Japan. In the fiscal year ended March 31, 2021, JBIC issued bonds with a guarantee from the Government of Japan in the aggregate amount of $7.5 billion and £0.25 billion, and did not issue any bonds without a guarantee from the Government of Japan.

See “—Recent Developments” for information regarding $2.0 billion of 0.625% government-guaranteed bonds due May 22, 2023 issued by JBIC on May 22, 2020, $2.5 billion of 0.625% government-guaranteed bonds due July 15, 2025 issued by JBIC on July 15, 2020, $1.5 billion of 0.375% government-guaranteed bonds due September 15, 2023 issued by JBIC on September 17, 2020, $1.5 billion of 1.250% government-guaranteed bonds due January 21, 2031 issued by JBIC on January 21, 2021, £0.25 billion of 0.375% government-guaranteed bonds due July 22, 2026 issued by JBIC on February 9, 2021, $1.0 billion of 0.500% government-guaranteed bonds due April 15, 2024 issued by JBIC on April 15, 2021, and $3.0 billion of 1.875% government-guaranteed bonds due April 15, 2031 issued by JBIC on April 15, 2021.

Capitalization

The Capitalization of the JBIC Group as of March 31, 2021 was as follows:

As of March 31, 2021
(In millions of yen)
Total Assets	¥16,873,323
Net Assets	3,040,896
Capital Stock	1,963,800
Retained Earnings	981,523
Net Assets /Total Assets	18.02%

The capital adequacy ratios for JBIC at the end of the fiscal year ended March 31, 2021, which are calculated in accordance with the Basel III framework and relevant international standards, are set forth in the table below.

As of March 31, 2021
(In billions of yen except for the percentage)
Total risk-weighted capital ratio	20.78%
Tier 1 risk-weighted capital ratio	19.95%
Common Equity Tier 1 risk-weighted capital ratio	19.95%
Total capital (Common Equity Tier 1 capital + Additional Tier 1 capital + Tier 2 capital)	¥3,043
Tier 1 capital (Common Equity Tier 1 capital + Additional Tier 1 capital)	2,921
Common Equity Tier 1 capital	2,921
Risk-weighted assets	14,642
The amount of minimum capital requirements	1,171

Non-performing Loans

JBIC assessed its loans and other credits in accordance with disclosure requirements that are based, in all material respects, on two sets of disclosure regulations that are followed by commercial financial institutions in Japan, although JBIC is not required to follow either set of regulations. The first set of disclosure regulations includes those set forth under the Banking Act of 1981, as amended (the “Banking Act”). The second set of disclosure regulations includes those set forth in the Act on Emergency Measures for the Revitalization of the Functions of the Financial System of 1998, as amended (the “Financial Revitalization Law”).

The table below sets forth the results of the JBIC Group’s assessment of the JBIC Group’s loans as of March 31, 2021, classified in all material respects according to the Banking Act(a):

As of March 31, 2021
(In millions of yen)
Bankrupt loans(b)	—
Non-accrual loans(c)	¥215,417
Loans with interest or principal repayments three months or more in arrears(d)	54,839
Restructured loans(e)	218,411

Total	¥488,668

(a)	All of the loans shown in the table relate to the Ordinary Operations. Special Operations did not have any applicable loans as of March 31, 2021.
(b)

“Bankrupt loans” are loans, defined in Article 96, Paragraph 1, Item (iii), a. through e. and Item (iv) of the corporate Tax Law Enforcement Ordinance (Government Ordinance No. 97, 1965), on which accrued interest income is not recognized as there is substantial uncertainty over the ultimate collectability of either principal or interest because they have been in arrears for a considerable period of time or for other reasons.

(c)

“Non-accrual loans” are loans on which accrued interest income is not recognized, although this excludes Bankrupt loans and the loans on which interest payments are deferred in order to support the borrowers’ recovery from financial difficulties.

(d)

“Loans with interest or principal repayments three months or more in arrears” are loans whose principal or interest payment is three months or more in arrears, and which do not fall under the category of “Bankrupt loans” and “Non-accrual loans.”

(e)

“Restructured loans” are loans whose repayment terms and conditions have been amended in favor of the borrowers (e.g. reduction of or exemption from the stated interest rate, the deferral of interest payments, the extension of principal repayments or renunciation of claims) in order to support the borrowers’ recovery from financial difficulties, and which do not fall under the category of “Bankrupt loans,” “Non-accrual loans,” or “Loans with interest or principal repayments three months or more in arrears.”

The table below sets forth the results of JBIC’s assessment of JBIC’s loan portfolio as of March 31, 2021, classified in all material respects according to the standards under the Financial Revitalization Law(a):

As of March 31, 2021
(In millions of yen)
Bankrupt and quasi-bankrupt assets(b)	—
Doubtful assets(c)	¥215,417
Substandard loans(d)	273,251

Total	¥488,668

(a)	All of the loans shown in the table relate to the Ordinary Operations. Special Operations did not have any applicable loans as of March 31, 2021.
(b)

“Bankrupt and quasi-bankrupt assets” are loans to and other credits to debtors which have begun proceedings under the Bankruptcy Law, the Corporate Reorganization Law, the Financial Revitalization Law or other similar laws of Japan and have financially failed, as well as similar loans as so designated.

(c)

“Doubtful assets” are loans to and other credits to debtors whose financial and operational conditions have been deteriorated and which are unlikely to make payment of principal and/or interest on a contractual basis.

(d)

“Substandard loans” are (1) “Loans with interest or principal repayments three months or more in arrears” for which principal and/or interest is past due three months or more from their date scheduled payment dates excluding “Bankrupt and quasi-bankrupt assets” and “Doubtful assets”, and (2) restructured loans on which we granted concessions to borrowers in financial difficulty to assist them in their financial recovery and enable them to eventually pay their creditors, but exclude “Bankrupt and quasi-bankrupt assets,” “Doubtful assets” and “Loans with interest or principal repayments three months or more in arrears.”

In the event that a debtor country is temporarily unable to repay its external public debt (debts to creditors that are public institutions such as central governments, trade insurance agencies and export credit agencies) due to a decline in its balance of payments, meetings of creditor countries (the “Paris Club”) may be held to discuss debt relief measures. When creditor countries agree on debt relief measures, debt rescheduling agreements between the creditors and a debtor are agreed, and repayments are made according to the agreements. During this temporary liquidity assistance effort, the debtor country implements an economic reform program pursuant to an agreement with the IMF and continues repayments of its debts. The principal amount of loans as of March 31, 2021, of which JBIC agreed to provide debt relief pursuant to the Paris Club agreements was ¥139,933 million.

JBIC classifies its loans rescheduled under the Paris Club made to borrowers classified under the self-assessment as “Watchlisted”, but not “Loans with interest or principal repayments three months or more in arrears”, as “Restructured loans.” The amount of such loans as of March 31, 2021, included in “Restructured loans” in the above table, is ¥104,676 million.

Risk Management

As a policy-lending institution, JBIC separately manages the major risks of Ordinary Operations and Special Operations in the following manner.

Credit Risk

Managing credit risk

The basis of credit risk management is centered on individual credit management based on the creditworthiness of the borrower during the credit approval process.

When a new credit application is processed, the relevant finance departments (sales promotion departments) and credit departments collect and analyze information on the borrower. The overseas representative offices also play a part in collecting information on foreign governments and corporations. Credit appraisal takes place based on the information that has been gathered and analyzed, with the different departments ensuring appropriate check throughout the process, leading to the final decision by the management.

For lending to foreign governments and corporations, JBIC makes use of its position as a public institution and exchanges views and information with governments and other authorities in recipient countries, international institutions such as the IMF and the World Bank, other regional development banks and official export credit agencies as well as private financial institutions in the industrial countries. Using all these channels, JBIC evaluates sovereign or country risk (risk in addition to corporate risk associated with the country in which the corporation is located) based on a broad range of information on government and government agency borrowers as well as political and economic conditions in their countries.

For credit to domestic and foreign corporations, there is a need to evaluate their creditworthiness and the appropriateness of the collateral they provide. In particular, for credit related to projects overseas, credit evaluation involves checking the certainty of transactions to be financed, feasibility studies of projects and the industry in which the borrower operates.

Credit risk rating

JBIC has institutionalized its credit risk rating system that covers substantially all of its borrowers. JBIC uses its credit risk ratings for loan appraisals and to quantify its credit risks. Further, the credit risk rating system has been revised where necessary.

Asset self-assessment

As part of its credit risk management, JBIC undertakes self-assessments, similar to Japanese private financial institutions. In this process, JBIC, following the examples of private financial institutions, conducts first stage assessments by the relevant finance departments, second stage assessments by the credit and country economic analysis departments, and inspections by an independent auditing department. The results of asset self-assessment are used for the disclosure of the quality of assets to enhance the transparency of JBIC’s financial position.

Quantifying credit risks

Besides the individual credit management outlined above, credit risks are quantified to assess the overall risk of the portfolio in these operations. To quantify credit risks, it is important to take into account the characteristic of the loan portfolio, that there are a significant proportion of long-term loans and loans involving sovereign risk or country risk. Also to be taken into account is the mechanism of securing assets, such as the framework of international financial assistance to debtor countries through the Paris Club, which is unique to official creditors. This account uses a unique model to quantify the credit risk taking account of the above explained elements and measures amount of credit risk, which are utilized for credit risk management.

Risks related to LIBOR and other interest rate indexes

JBIC uses LIBOR and other interest rate indexes as a benchmark reference for loans and derivatives. In July 2014, following a series of illegal manipulations of LIBOR which became apparent after 2011, the Financial Stability Board recommended the development of an alternative nearly risk-free reference rate. In addition, in March 2021, the Financial Conduct Authority of the United Kingdom released a statement on the permanent cessation of the LIBOR benchmarks, specifying that all LIBOR benchmarks will either cease to be provided by any administrator or no longer be representative on December 31, 2021 or June 30, 2023, as applicable.

Given such circumstances, JBIC is proceeding to transition from the use of LIBOR to alternative benchmarks. At this time, it is not possible to predict the effect of any such changes, the establishment of any alternative reference rates or any other reforms to LIBOR. Uncertainty as to the nature of such potential changes, alternative reference rates, the replacement or disappearance of LIBOR or other reforms may adversely affect the return, liquidity and value on LIBOR-based financial instruments, including loans and derivatives.

Market Risks

Exchange rate risk

Foreign currency-denominated loans conducted in these operations involve risks related to exchange rate fluctuations. JBIC has a consistent policy of managing this risk by fully hedging this risk exposure through the use of currency swaps and forward foreign exchange contracts.

Interest rate risk

Interest rate risk arises from exposure to market interest rate fluctuations for yen-denominated loan and foreign currency-denominated loan operations and the policy for managing interest rate risk is described below.

(1) Yen-denominated loan operations

Funding for yen-denominated loans is mainly managed at fixed-rate interest. Interest rate risk for yen-denominated loans, however, is limited since derivative transactions such as interest rate swaps are used to hedge interest rate risk for portions of loans that are thought to have high exposures to interest rate fluctuation.

(2) Foreign currency-denominated loan operations

Interest rate risks associated with foreign currency-denominated loan operations and relevant funding are generally hedged by managing the funds with floating interest rates with the use of interest rate swap transactions.

Derivatives transactions

Policy for derivatives transactions

JBIC engages in derivative transactions solely for the purpose of hedging foreign exchange risks and interest rate risks associated with its lending and funding operations.

Transactions

Derivatives transactions of JBIC include interest rate and currency swaps and forward exchange contracts. The table below gives details of these transactions as of March 31, 2021.

Credit Risk Amounts of Derivatives, etc. for JBIC

	As of March 31, 2021
	Notional Amount(a)	Credit Risk
	(In billions of yen)
Interest Rate Swaps	¥5,504	¥234
Currency Swaps	4,499	309
Forward Exchange Contracts	49	0
Credit Risk Reductions through Netting	—	(291)

Total	¥10,052	¥252

(a)	The amounts indicated are maximum notional amounts to which JBIC may be exposed during the period since March 31, 2021 through the maturity date of the relevant derivative contract.

Risks involved in derivatives transactions and policies for addressing risks

Credit risk. Credit risk refers to potential losses from the failure of a counterparty to perform its obligations in accordance with the terms and conditions of the contract governing transactions due to bankruptcy or deteriorating business conditions.

JBIC constantly monitors the market value of derivatives transactions as to each counterparty and the amount of its credit exposure to and creditworthiness of each counterparty in order to ascertain the appropriateness of entering into or maintaining a transaction with each counterparty.

Market risk. Market risk refers to the risk of potential losses due to changes in the value or market price of financial instruments, such as derivatives, that are caused by fluctuations in exchange rates and interest rates. As JBIC engages in derivatives transactions solely for the purpose of hedging market risks of other transactions, such as raising capital or loan transactions, the market risks related to such derivatives transactions are generally offset by the market risks involved in the transactions that are being hedged.

Liquidity risk. Liquidity risk refers to the risk of cash flow tightening due to worsening fund-raising capability that arises from deterioration of creditworthiness or mismatches in the maturity of assets and liabilities. JBIC minimizes liquidity risk through effective cash flow management and diversification of its funding sources. In addition, multiple financial institutions have established short-term credit lines with JBIC. JBIC borrows under the Fiscal Investment and Loan Program and issues government-guaranteed bonds in the international capital markets for the JBIC Operations. JBIC may also issue bonds without a government guarantee in the domestic capital markets.

Operational risk. Operational risk refers to the potential loss from negligence or from accidents or misdeeds on the part of JBIC’s management and staff or from external events. JBIC minimizes this risk by ensuring accurate operations through checks on the administrative process, creating operational manuals, improving training programs, and streamlining and computerizing procedures.

Computer system risk. Computer system risk refers to the potential loss from a breakdown or malfunction in computer systems as well as from their misuse. With greater reliance on information systems, there is an increasing need to make the operations of JBIC smoother and more effective by exchanging information with Japanese firms as well as foreign governments through information networks. It is thus important to give greater weight to information management and staff with respect to internal information management and by putting in place measures to block illegal access to JBIC’s information systems from external sources by way of information networks. As part of an effort to ensure information security, JBIC drew up the Information Security Policy and created the Information Security Committee, consisting of the Managing Executive Officer in charge and heads of the relevant departments.

Information security risk. Information security risk refers to the potential loss caused by threats to confidentiality of information assets. JBIC manages information security risk by establishing information security rules including information management and by thoroughly training officers and employees. However, JBIC still faces the risk of becoming liable for damages for, or incurring expenses in order to respond to, issues such as information leaks and system stoppages caused by cyberattacks, other unauthorized access or infection by computer viruses.

Disaster and crisis risks. Disaster and crisis risks refer to the potential loss caused by disasters or other crises. In order to manage disaster and crisis risks, JBIC has established internal rules regarding crisis management. In the event a crisis occurs and normal operations are disrupted or disruptions to normal operations are anticipated, JBIC will establish a Countermeasure Office in accordance with the internal rules regarding crisis management and will work towards prompt and efficient recovery of operations. JBIC has also established a Business Continuity Plan for the purpose of carrying out continuous operations in the event a major earthquake occurs in the Tokyo metropolitan area.

MANAGEMENT

JBIC’s board of directors has the ultimate responsibility for the administration of its affairs. JBIC’s articles of incorporation provide for a board of directors of not more than eight directors and three corporate auditors. All directors and corporate auditors are elected by the Japanese government as JBIC’s sole shareholder at the shareholder’s general meetings, but the election of each director and corporate auditor is subject to approval of the Minister of Finance in accordance with the JBIC Act. The normal term of office for directors is two years, and the normal term of office for corporate auditors is four years, but directors and corporate auditors may serve any number of consecutive terms. The board of directors may elect from among its members a Governor, Deputy Governor, an Executive Managing Director, several Senior Managing Directors and several Managing Directors. The Governor acts as the chairperson at the shareholder’s general meeting. The board of directors may also elect one or more representative directors from among its members, but such election is subject to the approval of the Minister of Finance. Each of the Governor, Deputy Governor, Executive Managing Director and Senior Managing Directors shall represent JBIC in the conduct of its affairs, and in addition, several directors may be appointed to have the authority to represent JBIC in the conduct of its affairs.

The corporate auditors form the board of corporate auditors. The board of corporate auditors has a statutory duty to prepare and submit an audit report to the board of directors each year based on the audit reports issued by the individual corporate auditors in that year. A corporate auditor may note his or her opinion in the audit report issued by the board of corporate auditors if his or her opinion expressed in the individual audit report is different from the opinion expressed in the audit report issued by the board of corporate auditors. The board of corporate auditors is empowered to establish audit principles, the method of examination by the corporate auditors of JBIC’s affairs and financial position and any other matters relating to the performance of the corporate auditors’ duties.

JBIC is required to appoint, and has appointed, independent auditors, who have the statutory duties of examining the financial statements, prepared in accordance with Japanese GAAP, to be submitted to the shareholders by a representative director, and preparing their audit report thereon. JBIC has selected its independent auditors to audit the financial statements for the fiscal years ended March 31, 2020 and 2021.

JBIC’s current directors and corporate auditors as of June 21, 2021, are as follows:

Name	Title
MAEDA Tadashi	Governor
HAYASHI Nobumitsu	Deputy Governor
AMAKAWA Kazuhiko	Executive Managing Director
HASHIYAMA Shigeto	Senior Managing Director
OISHI Ichiro	Senior Managing Director
TANAKA Kazuhiko	Senior Managing Director
KOIZUMI Shinichi	Managing Director (Outside Director)
KAWAMURA Yoshinori	Managing Director (Outside Director)
SUMIYA Koji	Corporate Auditor (Full-Time Corporate Auditor)
TSUCHIYA Mitsuaki	Corporate Auditor (Outside Corporate Auditor)
TAMAI Yuko	Corporate Auditor (Outside Corporate Auditor)

DEBT RECORD

There has been no default in the payment of interest or principal on any obligation of the JBIC Group, including those obligations incurred by its predecessors to which JBIC succeeded.

FINANCIAL STATEMENTS

Audited consolidated financial statements for the fiscal year ended March 31, 2020 and 2021 of the JBIC Group prepared in accordance with Japanese GAAP are included as Exhibit 2 to this Annual Report on Form 18-K filed with the Commission. Such financial statements have been audited by Ernst & Young ShinNihon LLC, independent auditors, as stated in their report accompanying such financial statements.

JBIC started preparing financial statements in accordance with IFRS as issued by the IASB from the fiscal year ended March 31, 2015 for reference purposes in order to improve comparability with international issuers. The JBIC Group’s consolidated financial statements as of and for the fiscal years ended March 31, 2021 and 2020 prepared in accordance with IFRS are included as Exhibit 7 to this Annual report on Form 18-K. Such financial statements have been audited by Ernst & Young ShinNihon LLC, independent auditors, as stated in their report accompanying such financial statements.

In preparing financial statements in accordance with IFRS as issued by the IASB, JBIC made adjustments to the financial statements prepared in accordance with Japanese GAAP which were prepared based on the JBIC Act and related regulations. Details of reconciliations between the two sets of financial statements are included as Exhibit 9 to this Annual Report on Form 18-K.